As filed with the Securities and Exchange
Commission on July 31, 2006                                  Reg. No. 333-136062
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 Amendment No. 1

                                       to

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         WORLD WASTE TECHNOLOGIES, INC.
                 (Name of Small Business Issuer in its Charter)


         California                        4953                   95-397750`
  (State or jurisdiction of    (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                            13520 Evening Creek Drive
                                    Suite 130
                           San Diego, California 92128
          (Address and telephone number of principal executive offices and principal place of business)


                         WORLD WASTE TECHNOLOGIES, INC.
                            13520 Evening Creek Drive
                                    Suite 130
                           San Diego, California 92128
                                 (858) 391-3400
            (Name, address and telephone number of agent for service)

                                    Copy to:
                             Lawrence Schnapp, Esq.
                      Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                          Los Angeles, California 90067
                                 (310) 553-4441

Approximate date of proposed sale to the public: From time to time after the date this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                                                    CALCULATION OF REGISTRATION FEE
-------------------------------------------- ------------------ ---------------------- --------------------- ------------------
                                                                  Proposed maximum       Proposed maximum        Amount of
Title of each class of securities to be        Amount to be      offering price per     aggregate offering     registration
registered                                     registered(1)          share(2)               price(2)             fee(2)
-------------------------------------------- ------------------ ---------------------- --------------------- ------------------
Common stock, par value $0.001                   7,464,321              $3.25               $24,259,043             2,596
-------------------------------------------- ------------------ ---------------------- --------------------- ------------------
Common stock, par value $0.001(3)                4,794,825              $3.25               $15,583,181             1,668
-------------------------------------------- ------------------ ---------------------- --------------------- ------------------
Common stock, par value $0.001(4)               11,305,520              $3.25               $36,742,940             3,932
-------------------------------------------- ------------------ ---------------------- --------------------- ------------------
Common stock, par value $0.001(5)                5,881,611              $3.25               $19,115,235             2,046
-------------------------------------------- ------------------ ---------------------- --------------------- ------------------
Common stock, par value $0.001(6)                  995,294              $3.25               $ 3,234,706               347
-------------------------------------------- ------------------ ---------------------- --------------------- ------------------
Common stock, par value $0.001(7)                1,957,000              $3.25               $ 6,360,250               681
-------------------------------------------- ------------------ ---------------------- --------------------- ------------------
Common stock, par value $0.001(8)                  744,000              $3.25               $ 2,418,000               259
-------------------------------------------- ------------------ ---------------------- --------------------- ------------------

(1) In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the warrants and conversion of the preferred stock, as such numbers may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2) The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and represents the average of the high and the low prices of the Common Stock on July 19, 2006, as reported on the OTC Bulletin Board.

(3) Represents common stock reserved for issuance by the registrant with respect to the potential conversion of up to 4,075,600 shares of Series A Convertible Preferred Stock at the election of the holder of such shares. Each share of Series A Preferred is convertible into approximately 1.18 shares of common stock.

(4) Represents common stock reserved for issuance by the registrant with respect to the potential conversion of up to 282,638 shares of Series B Convertible Preferred Stock at the election of the holders of such shares. Each share of Series B Preferred is convertible into 40 shares of common stock.

(5) Represents common stock reserved for issuance by the registrant with respect to the potential exercise of outstanding warrants.

(6) Represents a pool of common stock reserved for issuance by the registrant with respect to the potential conversion of up to 846,000 shares of Series A Convertible Preferred Stock as a dividend payable in kind in satisfaction of accrued dividends on the Series A preferred through April 2007.

(7) Represents a pool of common stock reserved for issuance by the registrant with respect to the potential conversion of up to 48,925 shares of Series B preferred as a dividend payable in kind in satisfaction of accrued dividends on the Series B preferred through April 15, 2008.

(8) Represents a pool of common stock reserved for issuance by the registrant with respect to the potential issuance of up to 744,000 shares of common stock as a penalty for failure to have this registration statement declared effective in a timely manner.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

     This Amendment No. 1 to Registration Statement on Form SB-2, File No. 333-136062, is being filed for the sole purpose of including on the cover page of the registration statement the delaying amendment that is set forth in the last paragraph of the cover page.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in San Diego, California on July 31, 2006.

                                               WORLD WASTE TECHNOLOGIES, INC.

                                               By: /s/ John Pimentel
                                                  ------------------
                                                   John Pimentel
                                                   Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature                 Title                                    Date
---------                 -----                                    ----

/s/ John Pimentel         Chief Executive Officer and Director     July 31, 2006
----------------------    (principal executive officer)
John Pimentel

      *                   Director                                 July 31, 2006
----------------------
Thomas L. Collins

      *                   Director                                 July 31, 2006
----------------------
James L. Ferris, Ph.D.

      *                   Director                                 July 31, 2006
----------------------
Sam Pina Cortez

      *                   Director                                 July 31, 2006
----------------------
Ross Patton

/s/ David Rane            Chief Financial Officer                  July 31, 2006
----------------------    (principal financial and accounting
David Rane                officer)

*By: /s/ John Pimental
     -----------------
     John Pimental
     Attorney-in-Fact